Exhibit 99.1

NEWS RELEASE

Contacts:	Dudley W. Mendenhall
K2 Inc.
Sr. Vice President and Chief Financial Officer
760.494.1000

Andrew Greenebaum/Chad Jacobs- Investor Relations
Integrated Corporate Relations
310.395.2215 or 203.682.8200

K2 INC. REPORTS SECOND QUARTER 2005 AND

RE-AFFIRMS GUIDANCE FOR FISCAL YEAR 2005

•	Q2 2005 GAAP diluted earnings per share of $0.03 and pro forma adjusted diluted earnings per share of $0.05, at the high end of previous guidance

•	For fiscal year 2005, K2 re-affirms GAAP diluted earnings per share forecast of $0.77 to $0.81 and pro forma adjusted diluted earnings per share of $0.87 to $0.91

Carlsbad, California – July 20, 2005 — K2 Inc. (NYSE: KTO) today reported net sales for the second quarter ended June 30, 2005 of $301.4 million, an increase of 20% from $251.0 million in the prior year, as a result of 7.1% in organic growth and the balance from acquisitions completed after the second quarter of 2004. GAAP diluted earnings per share were $0.03 in the second quarter of 2005 as compared to $0.16 for the second quarter of 2004. Operating income in the second quarter of 2005 was $8.3 million as compared to $12.4 million for the 2004 comparable period, and net income for the 2005 second quarter was $1.5 million, as compared to $6.2 million for the second quarter of 2004. As K2 has forecast for the past 12 months, lower profitability in the second quarter of 2005 as compared to 2004 is principally attributable to the acquisitions of Völkl, Marker and Marmot in the third quarter of 2004, as these product lines have higher levels of fixed expenses as compared to K2’s other business lines, and are seasonally slow from a sales standpoint in the first and second quarters.

Net sales for the six month period ended June 30, 2005 were $619.7 million, an increase of 17% over the 2004 comparable period, and operating profit for the period was $18.4 million as compared to $32.0 million for the 2004 six month period. GAAP diluted earnings per share were $0.08 for the first six months of 2005. Details on earnings per share calculations are provided in Table A below.

Richard Heckmann, Chairman and Chief Executive Officer, said, “We had a solid quarter with over 7% organic growth driven by strong results in Marine and Outdoor, Team Sports, and Apparel and Footwear. The only category that experienced softness was Action Sports, due principally to the downturn in the paintball market. We continued our margin expansion trends, with the gross margin moving up to 33% versus 31% due largely to an improved merchandising mix in team sports and apparel and footwear. Our new product pipeline continues to deliver, as evidenced by the introduction of our new Rawlings® Coolflo™ batting helmet. As the official batting helmet to Major League Baseball, every player wears a Rawlings batting helmet and almost 75% of the major league players in the All Star game wore our new Coolflo™ helmets, and we are confident that our emphasis on product development will result in continued organic growth.”

K2 Inc.

2-2-2

Review of 2005 Second Quarter Sales and Profit Results

Comparable Sales Trends

K2’s net sales in the second quarter of 2005 were $268.9 million, excluding net sales of $32.6 million in the aggregate from businesses acquired by K2 after the 2004 second quarter. K2’s net sales in the second quarter of 2004 were $251.0 million, which reflects a sales increase of 7.1% in 2005 excluding the impact of these acquisitions.

Profit Trends

Gross profit as a percentage of net sales in the second quarter of 2005 increased to 33.1%, as compared to 30.8% in the comparable 2004 period. The improvement in the 2005 second quarter was attributable to higher gross margins in the Team Sports and Apparel and Footwear segments.

Operating income as a percentage of net sales for the second quarter of 2005 was 2.8% compared to 5.0% in the comparable 2004 period. Selling, general and administrative expenses were 30.3% of net sales in the second quarter of 2005 as compared to 25.9% of net sales in the prior year’s second quarter. Higher selling, general and administrative expenses in the quarter are principally attributable to the acquisitions of Völkl, Marker and Marmot in the third quarter of 2004, as these product lines have higher levels of fixed expenses as compared to K2’s other business lines, and are seasonally slow from a sales standpoint in the first and second quarters.

Second Quarter Segment Review

Due to the acquisitions of Ex Officio and Marmot in the 2004 second and third quarters, respectively, K2 formed an Apparel and Footwear segment in the 2004 third quarter that also includes Earth Products. Earth Products was formerly included in the Action Sports segment.

Marine and Outdoor

Shakespeare® fishing tackle and monofilament, and Stearns® marine and outdoor products, generated net sales of $130.4 million in the second quarter of 2005, an increase of 21% from the comparable quarter in 2004. Sales increases were driven by growth in water-ski vests, rainwear, inflatables, reels, kits and combos, antennas and fish line and the acquisitions of All-Star® rods and Hodgman® waders during the second quarters of 2004 and 2005, respectively.

Team Sports

Rawlings, Worth, and K2 Licensing & Promotions had total net sales of $68.3 million in the 2005 second quarter, an increase of 11% from the comparable quarter in 2004. The improvement was due to increases in sales of baseballs, gloves, metal softball bats, team apparel and the acquisition of Miken® softball bats during the 2004 fourth quarter.

Action Sports

In a seasonally slow quarter, net sales of skis, snowboards, in-line skates, bikes, snowshoes and paintball products totaled $65.1 million in the second quarter of 2005 as compared to $69.2 million in the 2004 second quarter. The overall sales decline was due to lower sales of paintball products and snowboards and bikes, partially offset by net sales from the acquisition of Völkl and Marker in the 2004 third quarter. The lower profitability in the second quarter of 2005 as compared to 2004 is principally attributable to the acquisitions of Völkl and Marker in the third quarter of 2004, because they are seasonally slow from a sales standpoint in the first and second quarters.

K2 Inc.

3-3-3

Apparel and Footwear

Earth Products, Ex Officio and Marmot had net sales of $37.6 million in the second quarter of 2005, an increase of 209% over the 2004 period. The increase was due to 66% growth in technical skate footwear and apparel and the acquisitions of Ex Officio on May 12, 2004 and Marmot on June 30, 2004.

The segment information presented below is for the three months ended June 30:

	Sales to Unaffiliated Customers		Operating Profit (Loss)
	2005	2004 (a)	2005	2004 (a)
	(in millions)
Marine and Outdoor	$130.4	$107.8	$20.1	$16.4
Team Sports	68.3	61.8	1.7	(0.7)
Action Sports	65.1	69.2	(10.7)	(1.0)
Apparel and Footwear	37.6	12.2	3.0	1.6

Total segment data	$301.4	$251.0	14.1	16.3

Corporate expenses, net			(4.6)	(3.7)
Interest expense			(7.3)	(3.2)

Income before provision for income taxes			$2.2	$9.4

(a)	Results for the three months ended June 30, 2004 do not include the results of Völkl, Marker and Marmot or K2’s other acquisitions completed after the 2004 second quarter since these companies were acquired by K2 on or subsequent to June 30, 2004. In addition, the 2004 second quarter results include less than a full three months of results of Worr Game Products and IPI both of which were acquired by K2 on April 19, 2004, and Ex Officio, which was acquired by K2 on May 12, 2004.

Balance Sheet

K2’s balance sheet at June 30, 2005 reflects acquisitions and the related seasonal working capital requirements of the acquired businesses. At June 30, 2005, cash and accounts receivable increased to $286.3 million as compared to $235.9 million at June 30, 2004, and inventories at June 30, 2005 increased to $367.1 million from $212.5 million at June 30, 2004, in each case primarily as a result of the acquisitions that occurred on or after June 30, 2004.

K2’s total debt increased to $398.9 million at June 30, 2005 from $200.8 million at June 30, 2004. The increase in debt as of June 30, 2004 is primarily the result of K2’s acquisitions completed on or after June 30, 2004, including the related seasonal working capital requirements of the acquired businesses, and the issuance of $200 million of senior notes in July 2004.

Primarily as the result of the acquisitions of Völkl and Marker, and Marmot in the third quarter of 2004 and K2’s offering of common stock in the 2004 third quarter, K2 increased its number of shares of common stock outstanding by 2.8 million shares, 1.8 million shares and 6.4 million shares, respectively, to 46.8 million shares issued and outstanding at June 30, 2005 as compared to 35.6 million shares outstanding at June 30, 2004.

K2 Inc.

4-4-4

Cash Flow

At the end of the of the second quarter of 2005, debt, net of cash, was $377.5 million and the twelve month trailing EBITDA (as defined below) was $102.5 million, for a ratio of net debt to EBITDA of 3.7 times.

See Table B below for a reconciliation of U.S. generally accepted accounting principles (“GAAP”) to EBITDA and free cash flow.

Sarbanes-Oxley Act of 2002

Section 404 of the Sarbanes-Oxley Act of 2002 requires K2, commencing with its 2004 Annual Report, to provide management’s annual report on its assessment of the effectiveness of its internal control over financial reporting and, in connection with such assessment, an attestation report from its independent registered public accountant, Ernst & Young LLP. In order to comply with the requirements of Section 404, K2 incurred total expenses of approximately $2.5 million in 2004, and projects total expenses of approximately $3.1 million in 2005.

Pro Forma Adjusted Presentation

K2 Inc. is providing actual results and forecast guidance on a financial basis in accordance with GAAP, and on a pro forma adjusted basis (“Pro Forma Adjusted”) that excludes the impact of certain non-cash expenses including: amortization of purchased intangibles resulting from K2’s acquisition activities; amortization expense associated with the increase in fair market values of the inventories of acquired companies; amortization of capitalized debt costs incurred in connection with K2’s credit facilities; and non-cash stock-based compensation expense.

In addition, the Pro Forma Adjusted results reflect the pro forma results of the acquisitions of Völkl, Marker and Marmot as if they were acquired on January 1, 2004, the pro forma impact of additional interest expense resulting from K2’s issuance of $200 million of senior notes used for the acquisitions as if the notes were issued on January 1, 2004 and the pro forma impact of additional shares of common stock resulting from the acquisitions and K2’s equity offering in July 2004 as if the acquisitions and the equity offering were completed on January 1, 2004. See Table B below for a further explanation of the “Pro Forma Adjusted” presentations.

On June 30, 2004, K2 acquired Marmot, a premium manufacturer of technical performance apparel, and on July 7, 2004 acquired Völkl and Marker, premium manufacturers of alpine skis, bindings and snowboards. Due to the seasonality of their product lines, Völkl, Marker, and Marmot normally incur losses in the first and second quarters, and are profitable in the last two quarters of the year. As detailed in Table B, Pro Forma Adjusted diluted earnings (loss) per share for the three and six months ended June 30, 2004 equals ($0.03) and $0.11, respectively, assuming the acquisitions of Völkl, Marker and Marmot were completed on January 1, 2004. These results do not purport to be indicative of what would have occurred had the acquisitions been made as of those dates, or of results which may occur in the future. These adjustments also do not include the results of operations of certain other acquisitions completed by K2 after the 2004 second quarter because the effects of such acquisitions were not material on either an individual basis or in the aggregate to K2’s consolidated results of operations.

K2’s management believes the Pro Forma Adjusted financial measures for 2004 and 2005, although not indicative of future performance, are useful for comparison against K2’s historical and future operations.

Outlook for 2005

For fiscal year 2005, K2 forecasts GAAP diluted earnings per share in the range of $0.77 to $0.81 and Pro Forma Adjusted diluted earnings per share in the range of $0.87 to $0.91, in each case based on assumed fully diluted shares outstanding of 55.5 million. For the same period, K2 forecasts GAAP basic earnings per share in the range of $0.85 to $0.90 and Pro Forma Adjusted basic earnings per share in the range of $0.96 to $1.01, in each case based on assumed basic shares outstanding of 46.4 million.

K2 Inc.

5-5-5

For the third and fourth quarters of 2005, K2 forecasts that the quarters will be similar to each other in size in terms of net sales and earnings per share.

Table C provides a reconciliation of GAAP operating income to Pro Forma Adjusted operating income and GAAP net income to Pro Forma Adjusted net income for the forecast twelve months ended December 31, 2005.

Investor Conference Call

K2’s regular quarterly earnings conference call is scheduled to begin at 1:30 p.m. Pacific Daylight Time (USA), on Wednesday, July 20, 2005. K2 plans to do a live broadcast of the conference call over the Internet. Investors can listen to the live webcast at www.k2inc.net and www.fulldisclosure.com. For those who are not available for the live broadcast, the call will be archived on www.fulldisclosure.com.

About K2 Inc.

K2 Inc. is a premier, branded consumer products company with a portfolio of leading brands including Shakespeare®, Pflueger® and Stearns® in the Marine and Outdoor segment; Rawlings®, Worth®, and K2 Licensing & Promotions® in the Team Sports segment; K2®, Völkl®, Marker®, Ride® and Brass Eagle® in the Action Sports segment; and, Adio®, Marmot® and Ex Officio® in the Apparel and Footwear segment. K2’s diversified mix of products is used primarily in team and individual sports activities such as fishing, watersports activities, baseball, softball, alpine skiing, snowboarding, in-line skating and mountain biking. Among K2’s other branded products are Hodgman® waders, Miken® softball bats, Tubbs® and Atlas® snowshoes, JT® and Worr Games® paintball products, Planet Earth® apparel, Hawk® skateboard shoes, and Sospenders® personal floatation devices.

Adio®, Atlas®, Brass Eagle®, Ex Officio®, Hawk® skateboard shoes, Hodgman®, JT®, K2®, Marker®, Marmot®, Pflueger®, Planet Earth®, Rawlings®, Ride®, Shakespeare®, Sospenders®, Stearns®, Tubbs®, Völkl®, Worth® and Worr Games®, are trademarks or registered trademarks of K2 Inc. or its subsidiaries in the United States or other countries.

Safe Harbor Statement

This news release includes forward-looking statements. K2 cautions that these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to K2’s ability to successfully execute its acquisition plans and growth strategy, integration of acquired businesses, weather conditions, consumer spending, continued success of manufacturing in China, global economic conditions, product demand, financial market performance, and other risks described in K2’s most recent annual report on Form 10-K, previous quarterly reports on Form 10-Q, and current reports on Form 8-K, each as filed with the Securities and Exchange Commission. K2 cautions that the foregoing list of important factors is not exclusive, any forward-looking statements included in this news release is made as of the date of this news release, and K2 does not undertake to update any forward-looking statement.

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(Tables Follow)

K2 INC.

STATEMENTS OF INCOME

(unaudited)

(thousands except for per share figures)

	SECOND QUARTER ended June 30		SIX MONTHS ended June 30
	2005	2004	2005	2004
Net sales	$301,425	$250,987	$619,716	$528,351
Cost of products sold	201,667	173,622	417,139	364,353

Gross profit	99,758	77,365	202,577	163,998

Selling expenses	54,502	41,566	113,217	83,613
General and administrative expenses	36,910	23,354	71,003	48,418

Operating income	8,346	12,445	18,357	31,967

Interest expense	7,285	3,210	14,538	6,512
Other income, net	(1,117)	(125)	(1,838)	(178)

Income before provision for income taxes	2,178	9,360	5,657	25,633

Provision for income taxes	725	3,182	1,880	8,715

Net income	$1,453	$6,178	$3,777	$16,918

Basic earnings per share:
Net income	0.03	0.18	0.08	0.48

Diluted earnings per share:
Net income	$0.03	$0.16	$0.08	$0.43

Shares:
Basic	46,216	35,273	46,196	34,894
Diluted	47,373	44,019	47,430	43,659

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K2 INC.

SELECTED BALANCE SHEET INFORMATION

(unaudited)

(in thousands)

	As of June 30
	2005		2004
Cash	$21,450		$18,173
Accounts receivable, net	264,844	(a)	217,741
Inventories, net	367,127	(a)	212,534
Total current assets	702,440	(a)	499,988

Accounts payable	73,604	(a)	52,452
Total debt	398,913	(b)	200,775

Shareholders’ equity	$675,547	(c)	$482,543

(a)	Increase from June 30, 2004 is attributable to the acquisitions of Marmot Mountain Ltd. (“Marmot”) on June 30, 2004, Völkl Sports Holding AG (“Völkl”) and The CT Sports Holding AG (“Marker”) on July 7, 2004 and K2’s other acquisitions completed after the 2004 second quarter.
(b)	The increase in debt is caused by K2’s acquisitions completed on or after June 30, 2004, including the seasonal working capital requirements of these acquired businesses, and the issuance of $200 million of senior notes in July 2004.
(c)	Increase from June 30, 2004 is primarily attributable to the acquisitions of Völkland Marker, and Marmot, resulting in the issuance of an additional 1.8 million and 2.8 million shares, respectively, of common stock of K2. On July 1, 2004, K2 also completed the sale of 6.4 million shares of common stock.

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K2 INC.

SELECTED CASH FLOWS INFORMATION

(unaudited)

(thousands)

	Six Months Ended June 30
	2005	2004
Operating Activities
Net Income	$3,777	$16,918
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,278	12,743
Deferred taxes	1,415	6,782
Changes in operating assets and liabilities	19,827	20,517

Net cash provided by operating activities	42,297	56,960

Investing Activities
Property, plant & equipment expenditures, net	(16,436)	(13,852)
Purchases of businesses, net of cash acquired	(15,094)	(28,672)
Other items, net	1,651	(5,291)

Net cash used in investing activities	(29,879)	(47,815)

Financing Activities
Net borrowings (payments) under long-term debt	7,475	(12,793)
Net decrease in short-term bank loans	(24,473)	(3,526)
Exercise of stock options	397	4,091

Net cash used in financing activities	(16,601)	(12,228)

Net decrease in cash and cash equivalents	(4,183)	(3,083)

Cash and cash equivalents at beginning of year	25,633	21,256

Cash and cash equivalents at end of period	$21,450	$18,173

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TABLE A

K2 Inc. Reconciliation of Diluted Shares and Earnings Per Share

(unaudited)

(in thousands, except for per share amounts)

	Quarter Ended	Six Months Ended
	June 30, 2005
Period ended June 30, 2005 - basic shares (a)	46,216	46,196

Dilutive impact of stock options, restricted stock awards, warrants and shares in escrow	1,157	1,234

Period ended June 30, 2005 - diluted shares (b)	47,373	47,430

Net income for the period ended June 30, 2005 (c)	$1,453	$3,777

Period ended June 30, 2005 - basic earnings per share (c)/(a)	$0.03	$0.08

Period ended June 30, 2005 - diluted earnings per share (c)/(b)	$0.03	$0.08

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TABLE B

K2 Inc.

Reconciliation of GAAP Actual Results to Pro Forma Adjusted Results

(in thousands, except for per share amounts)

(unaudited)

	Three Months Ended June 30, 2005	Three Months Ended June 30, 2004	Six Months Ended June 30, 2005	Six Months Ended June 30, 2004
Net Sales Reconciliation:
GAAP Net Sales (a)	$301,425	$250,987	$619,716	$528,351

Add: Net sales (for the periods prior to the date of acquisition) relating to significant acquisitions made by K2 during 2004 (b)	—	19,022	—	58,050

Pro Forma Adjusted Net Sales	$301,425	$270,009	$619,716	$586,401

Operating Income Reconciliation:

GAAP Operating Income (a)	$8,346	$12,445	$18,357	$31,967

Add: Operating loss (for the periods prior to the date of acquisition) relating to significant acquisitions made by K2 during 2004 (b)	—	(10,546)	—	(15,433)
Amortization of acquired intangibles and amortization of increase in fair value of inventories of acquired companies (c)	355	1,449	2,090	3,559
Non-cash stock compensation expense (d)	235	—	360	—

Pro Forma Adjusted Operating Income	$8,936	$3,348	$20,807	$20,093

Net Income Reconciliation:

GAAP Net Income (a)	$1,453	$6,178	$3,777	$16,918

Add: Net loss (for the periods prior to the date of acquisition) relating to significant acquisitions made by K2 during 2004 (b)	—	(7,508)	—	(11,972)
Amortization of acquired intangibles and amortization of increase in fair value of inventories of acquired companies, net of taxes (c)	237	956	1,395	2,349
Non-cash stock compensation expense, net of taxes (d)	157	—	240	—
Amortization of capitalized debt costs, net of taxes (e)	417	413	834	811
Less: Additional interest expense from issuance of senior notes in July 2004 (f)	—	(1,339)	—	(2,716)

Pro Forma Adjusted Net Income (Loss)	$2,264	$(1,300)	$6,246	$5,390

GAAP Basic Shares Outstanding	46,216	35,273	46,196	34,894
Pro Forma Adjusted Basic Shares Outstanding (g)	46,216	46,334	46,196	45,955

GAAP Diluted Shares Outstanding	47,373	44,019	47,430	43,659
Pro Forma Adjusted Diluted Shares Outstanding (g)	47,373	46,334	47,430	46,917

GAAP Basic EPS	$0.03	$0.18	$0.08	$0.48
Pro Forma Adjusted Basic EPS	$0.05	$(0.03)	$0.14	$0.12

GAAP Diluted EPS	$0.03	$0.16	$0.08	$0.43
Pro Forma Adjusted Diluted EPS	$0.05	$(0.03)	$0.13	$0.11

Calculation of EBITDA (h):

GAAP Operating Income (a)	$8,346	$12,445	$18,357	$31,967
Depreciation and Amortization	8,482	6,877	16,389	13,767

EBITDA	$16,828	$19,322	$34,746	$45,734

			Twelve months ended
			June 30, 2005	June 30, 2004
Calculation of EBITDA (h):

GAAP Operating Income (a)			$67,410	$45,171
Depreciation and Amortization			35,128	24,190

EBITDA			$102,538	$69,361

Calculation of Free Cash Flow (i) :

GAAP Net Income (a)			$25,800	$22,431
Add: Amortization of acquired intangibles and amortization of increase in fair value of inventories of acquired companies (c)			7,092	5,467
Non-cash stock compensation expense (d)			584	—
Non-cash tax expense			4,899	7,798

Free Cash Flow			$38,375	$35,696

See accompanying footnotes and related information for Table B below.

TABLE C

K2 Inc.

Reconciliation of Forecast GAAP to Forecast Pro Forma Adjusted Results

(in thousands, except for per share amounts)

	Forecast Twelve Months Ended December 31, 2005
	Low	High
Net Sales	$1,300,000	$1,350,000

Operating Income Reconciliation:
GAAP Operating Income (a)	$87,410	$90,780

Add: Amortization of acquired intangibles and amortization of increase in fair value of inventories of acquired companies (b)	4,291	4,291
Non-cash stock compensation expense (c)	860	860

Pro Forma Adjusted Operating Income	$92,561	$95,931

Net Income Reconciliation:
GAAP Net Income (a)	$39,250	$41,500

Add: Amortization of acquired intangibles and amortization of increase in fair value of inventories of acquired companies, net of taxes (b)	2,864	2,864
Non-cash stock compensation expense, net of taxes (c)	574	574
Amortization of capitalized debt costs, net of taxes (d)	1,681	1,681

Pro Forma Adjusted Net Income	$44,369	$46,619

GAAP and Pro Forma Adjusted Basic Shares Outstanding	46,350	46,350

GAAP and Pro Forma Adjusted Diluted Shares Outstanding	55,491	55,491

GAAP Basic EPS	$0.85	$0.90
GAAP Diluted EPS	$0.77	$0.81

Pro Forma Adjusted Basic EPS	$0.96	$1.01
Pro Forma Adjusted Diluted EPS	$0.87	$0.91

See accompanying footnotes and related information for Table C below.

FOOTNOTES AND RELATED INFORMATION FOR TABLE B

Explanation of adjustments:

(in thousands)

(a)	Amounts represent K2’s results of operations for the periods presented in accordance with U.S. generally accepted accounting principles.
(b)	Adjustment reflects the additional unaudited results of operations prior to the acquisition by K2 as if each significant acquisition completed by K2 on or after June 30, 2004 was included in K2’s results for the quarter and six months ended June 30, 2004. For purposes of this calculation K2’s significant acquisitions during 2004 consisted of: Marmot acquired on June 30, 2004; and Völkl and Marker acquired on July 7, 2004.
(c)	Adjustment represents the non-cash amortization expense associated with acquired intangible assets and the non-cash amortization expense associated with the increase to fair market value of acquired inventories, resulting from K2’s acquisition activities.
(d)	Adjustment represents the non-cash compensation expense resulting from restricted stock awards and modifications to stock option awards.
(e)	Adjustment represents non-cash amortization expense of capitalized debt costs associated with K2’s revolving credit facility, convertible subordinated debentures and senior notes. These capitalized costs are amortized over the term of the related debt.
(f)	Adjustment reflects the increase in interest expense for the period as if the $200,000 in senior notes were issued on January 1, 2004 and outstanding for the entire three and six month periods ended June 30, 2004. The senior notes were issued on July 1, 2004 in connection with the acquisitions of Völkl, Marker and Marmot.
(g)	Pro Forma Adjusted basic and diluted shares outstanding reflects the increase to GAAP basic and diluted shares as if the shares of K2 common stock issued in connection with the acquisitions of Völkl, Marker and Marmot and the public offering of K2 common stock were issued on January 1, 2004.
(h)	Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) included in this press release is a non-GAAP financial measure which represents net income excluding the effects of interest, income taxes, depreciation, and amortization. EBITDA, as defined above, may not be similar to EBITDA measures used by other companies and is not a measurement under GAAP. We believe that EBITDA provides useful information to investors about K2’s performance because it eliminates the effects of period-to-period changes in costs associated with capital investments that are not directly attributable to the underlying performance of K2’s business operations. Management uses EBITDA in evaluating the overall performance of K2’s business operations.
(i)	Free Cash Flow included in this press release is a non-GAAP financial measure which represents net income plus non-cash income tax expense, amortization of acquired intangibles, amortization of the increase in the fair value of inventories of acquired companies and non-cash stock compensation expense. Free Cash Flow, as defined above, may not be similar to free cash flow measures used by other companies and is not a measurement under GAAP. Management uses Free Cash Flow in evaluating the overall performance of K2’s business operations.

Use of Pro Forma Adjusted Financial Information

(in thousands, except for per share figures)

To supplement the results presented in accordance with U.S. generally accepted accounting principles (GAAP), for the three and six months ended June 30, 2004 and 2005, K2 also used Pro Forma Adjusted measures of operating income, net income and earnings per share, which are adjusted from the GAAP-based results to include the results of operations of significant acquisitions and related costs prior to their date of acquisition and to exclude certain non-cash costs and expenses. These adjustments are not in accordance with, or an alternative for GAAP. These adjustments are provided to enhance an overall understanding of K2’s financial performance for the three and six months ended June 30, 2004 and 2005 and are indicators management uses for planning and forecasting future periods.

Pro Forma adjustments include the unaudited financial results giving effect to the acquisition by K2 of Völkl, Marker and Marmot as if the acquisitions were completed on January 1, 2004, the first day of the first period for which pro forma financial information is presented. The adjustments to reflect the financial results of Völkl, Marker and Marmot do not purport to be indicative of what would have occurred had the acquisitions been made as of those dates, or of results which may occur in the future. Adjustments to include the results of operations of other additional acquisitions completed by K2 after the 2004 second quarter have not been made because the effects of these additional acquisitions were not material on either an individual basis or in the aggregate to K2’s consolidated results of operations.

In 2004, K2 included an adjustment to reflect additional interest expense as if the $200,000 in senior notes K2 issued in connection with the acquisitions of Völkl, Marker and Marmot were issued on January 1, 2004, and adjustments to reflect the issuance of additional shares of common stock for the acquisitions and K2’s July 2004 equity offering as if they were completed on January 1, 2004.

In 2004 and 2005, the excluded items include certain non-cash costs and expenses associated with K2’s acquisition activities as well as non-cash stock-based compensation expense associated with restricted stock awards because K2 management does not believe these non-cash expenses are indicative of K2’s core business. Even though such items have recurred in the past and may recur in future periods, they are driven by events such as acquisitions that are not directly related to K2’s ongoing core business operations. K2 will continue to exclude such items in its Pro Forma Adjusted results. These financial measures are not to be considered in isolation from, or as a substitute for, financial results prepared in accordance with GAAP.

K2’s management believes the Pro Forma Adjusted financial measures for 2004 and 2005, although not indicative of future performance, are useful for comparison against K2’s historical and future operations.

FOOTNOTES AND RELATED INFORMATION FOR TABLE C

Explanation of adjustments:

(a)	Amounts represent K2’s forecast operating income and net income for the periods presented in accordance with U.S. generally accepted accounting principles.
(b)	Adjustment represents the forecast non-cash amortization expense of acquired intangible assets resulting from K2’s acquisition activities, and the forecast non-cash amortization expense associated with the increase to fair market value of acquired inventories resulting from K2’s acquisition activities during 2004 and 2005.
(c)	Adjustment represents the forecast non-cash compensation expense resulting from restricted stock awards and modifications to stock option awards.
(d)	Adjustment represents the forecast non-cash amortization expense of capitalized debt costs associated with K2’s revolving credit facility, convertible subordinated debentures and senior notes. These capitalized costs are amortized over the term of the related debt.

See “Use of Pro Forma Adjusted Financial Information” in Footnotes and Related Information for Table B for the 2005 financial information.